Exhibit 99.1

COMPANY CONTACT

Sean Mahoney

(240) 744-1150

FOR IMMEDIATE RELEASE

DIAMONDROCK COMPLETES SALE OF ORLANDO AIRPORT MARRIOTT

BETHESDA, Maryland, Wednesday, June 22, 2016 — DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) announced today that it recently completed the sale of the 485-room Orlando Airport Marriott Lakeside (the “Hotel”) for a total consideration of approximately $67 million, inclusive of the Hotel’s capital expenditure reserve account. The total consideration, adjusted to include the cost of projected near-term capital expenditures, represents a 7.2% capitalization rate on the Hotel’s net operating income for the year ended December 31, 2015 and an 11.5x multiple on the Hotel’s Adjusted EBITDA for the year ending December 31, 2015.

“We are pleased to complete the sale of the Orlando Airport Marriott and execute upon our strategy of disposing of non-core assets and building strategic capacity to remain opportunistic and flexible at this stage of the cycle. This hotel represents the lowest RevPAR property in our portfolio, requires significant near-term capital investment, and reached prior peak Hotel Adjusted EBITDA that has grown nearly 60% over the last two years.  We expect to pursue the disposition of additional non-core hotels and be a net seller for the remainder of 2016.” stated Mark W. Brugger, President and Chief Executive Officer of the Company.

For the year ending December 31, 2015, the Hotel generated RevPAR of approximately $92, which was over 45% below the Company’s 2015 Pro Forma RevPAR of $171.79. The sale raises the Company’s average 2015 RevPAR by nearly $4 pro forma for the disposition.

The total consideration, including near-term capital expenditures, represents a 4.9% capitalization rate on the Hotel’s average net operating income and a 16.2x multiple on the Hotel’s average Hotel Adjusted EBITDA for the five year period ended December 31, 2015.

The Company expects to record a gain on the sale, which will be excluded from its reported Adjusted EBITDA and Adjusted FFO and does not expect to adjust its dividend to account for the gain. The Company’s full year 2016 guidance assumed the Hotel generated Adjusted EBITDA and Adjusted FFO of approximately $3.1 million and $2.7 million, respectively, following the sale, which closed on June 8, 2016. The sale will also reduce the Company’s second quarter Adjusted EBITDA and Adjusted FFO by approximately $0.3 million.

The cash proceeds from the sale were used to repay the $20 million outstanding on its senior unsecured credit facility and to build unrestricted cash, further enhancing the Company’s liquidity.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in top gateway markets and destination resort locations.  The Company owns 28 premium quality hotels with approximately 10,400 rooms. The Company has strategically positioned its hotels to generally be operated under leading global brands such as Hilton, Marriott, and Westin, as well as boutique brands in the lifestyle segment. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company’s website at www.drhc.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “forecast,” “plan” and other similar terms and phrases, including references to assumptions and forecasts of future results.  Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.  These risks include, but are not limited to: national and local economic and business conditions, including the potential for additional terrorist attacks, that will affect occupancy rates at the Company’s hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of the Company’s indebtedness; relationships with property managers; the ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; and other risk factors contained in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Reconciliation of Hotel Net Income to Hotel Net Operating Income and Hotel Adjusted EBITDA

(Unaudited, in millions)

	Orlando Marriott Actual Results
	Year Ended December 31, 2015	5-Year Average Ending December 31, 2015
Net Income (Loss)	$2.7	$(0.7)
Depreciation Expense	2.3	2.8
Interest Expense	2.5	3.2
Hotel Adjusted EBITDA	$7.5	$5.3
Capital Reserve Contribution	(1.3)	(1.1)
Net Operating Income	$6.2	$4.2

Reconciliation of Net Income to Adjusted EBITDA and Adjusted FFO

(Unaudited, in millions)

	Orlando Marriott Forecasted Non-Ownership Period
	Q2 2016	FY 2016
Net Income	$0.2	$1.9
Depreciation Expense	0.1	1.2
Interest Expense	—	—
Adjusted EBITDA	$0.3	$3.1
Income Tax Expense	(0.0)	(0.4)
Adjusted FFO	$0.3	$2.7

This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) Rules. These measures are not in accordance with, or an alternative to, measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the hotel’s results of operations determined in accordance with GAAP.